EXHIBIT A:

Results of Annual Meeting of Stockholders

ANNUAL MEETING

The fund held its Annual Meeting of Stockholders on February 24, 2006. At the meeting, stockholders elected the nominees proposed for election to the Fund's Board of Directors and approved a new management agreement between Blackstone Asia Advisors L.L.C. and the Fund. The following tables provide information concerning the matters voted on at the meeting:

I.  Election of Directors

                                                       TOTAL
                                                      VOTING
                                              NON-    AND NON-
                                  VOTES      VOTING    VOTING
NOMINEE               VOTES FOR   WITHHELD   SHARES    SHARES

Jeswald W. Salacuse   3,558,275   148,681      0      3,706,956
Prakash A. Melwani    3,706,956   182,016      0      3,706,956

At April 30, 2006, in addition to Jeswald W. Salacuse and
Prakash A. Melwani, the other directors of the Fund were as follows:

Lawrence K. Becker
Leslie H. Gelb
Luis F. Rubio

II.	Approval of a New Management Agreement between Blackstone
Asia Advisors L.L.C. and the Fund

Votes For:  2,675,212
Votes Against:  135,640
Votes Abstained:  61,699
Non-Voting Shares:  0
Total Voting and Non-Voting Shares:  2,872,551